Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

April 30, 2018

Royal Bank of Canada,
       200 Bay Street,
              Royal Bank Plaza,
                    Toronto, Ontario,
                           Canada M5J 2J5.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Royal Bank of Canada (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) as described in the Pricing Supplements dated April 24, 2018 (the “Pricing Supplements”) to the Prospectus Supplement dated January 8, 2016 and the Prospectus dated January 8, 2016 (the “Prospectus”) contained in the Registration Statement on Form F-3, File No. 333-208507 (the “Registration Statement”).  We hereby confirm to you that the statements of U.S. tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Pricing Supplements are our opinion and constitute a fair and accurate summary of the material tax consequences of owning the Notes, subject to the limitations and exceptions set forth in the Pricing Supplements and the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K incorporated by reference in the Registration Statement, and to the reference to our opinion in the Pricing Supplements. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Annex A

Title of Note	Date of Pricing Supplement	Date of Issue of Note
$ 1,500,000,000 aggregate principal amount of 3.200% Senior Notes, Due April 30, 2021	April 24, 2018	April 30, 2018
$ 1,500,000,000 aggregate principal amount of Senior Floating Rate Notes, Due April 30, 2021	April 24, 2018	April 30, 2018